Exhibit 10.6
FEDERATED HERMES, INC.
Stock Incentive Plan

CASH AWARD AGREEMENT

FOR AN AWARD TO AN EMPLOYEE

        THIS AGREEMENT, is made and effective as of the [date] by and between Federated Hermes, Inc. (including its successors and assigns, the "Company"), a Pennsylvania corporation having its principal place of business in Pittsburgh, Pennsylvania

AND

        [Name], an Employee of the Company or a Group Company (the "Participant"). Capitalized terms used in this Agreement shall, unless specifically defined herein, have the respective meanings given to such terms in the Federated Hermes, Inc. Stock Incentive Plan, as amended (the "Stock Incentive Plan").

    WITNESSETH THAT:

        WHEREAS, in order to provide incentives to Federated employees, the Company has adopted the Stock Incentive Plan under which, among other things, awards settleable in cash can be made to Employees; and

        WHEREAS, the Company desires to have Participant continue in Federated’s employ and to provide Participant with an incentive to put forth maximum effort for the success of the business; and

        WHEREAS, Participant holds a position of trust and confidence within Federated (as hereafter defined), and Federated has entrusted and will continue to entrust Participant with its trade secrets and confidential, proprietary business information and knowledge about and relationships with Federated employees and Federated Clients (as hereafter defined). Because such information and relationships could be used by Federated’s competitors to gain an unfair advantage against Federated, this Agreement and the Confidentiality Agreement (as hereafter defined) contain noncompetition provisions to protect Federated’s confidential information, employee and client relationships, and goodwill; and

        WHEREAS, subject to the terms and conditions hereafter set forth, by action of the Board Committee (or its delegate(s)), the Company hereby grants an award settleable in cash to Participant.

        NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
Definitions

        As used herein:

        1.1    "Federated" shall mean Federated Hermes, Inc. or any corporate parent, affiliate, or direct or indirect subsidiary thereof (including any Group Company), or any

Exhibit 10.6
successor to Federated, for which Participant performs services, regardless of whether this Agreement has been expressly assigned to such corporate parent, affiliate, or direct or indirect subsidiary, or successor.
        1.2    "Federated Client" shall mean each client or customer of Federated which Federated or any of its employees handled, serviced, or solicited at any time during the Participant’s employment with Federated or, where such employment has been terminated or has ceased, during the two (2) year period immediately preceding such termination or cessation.
        1.3    "Federated Services" shall mean any services the same as, similar to, or in competition with the type of services offered by Federated at any time during the Participant’s employment with Federated or, where such employment has been terminated or has ceased, during the two (2) year period immediately preceding such termination or cessation, including, without limitation, offering mutual funds (which term includes for the purposes of this Agreement any investment company, fund or collective investment scheme) for sale, providing investment advice and/or investment management, providing administrative or distribution services to mutual funds and/or providing retirement plan services, mutual fund clearing services, or mutual fund account administration services; provided, however, that, in the discretion of the Company exercised by notice to the Participant, Federated Services may not include business lines abandoned by Federated.

ARTICLE II
Grant of Award

        2.1    Subject to the other terms and conditions of this Agreement, the Company hereby grants, effective [date], to Participant an award settleable in cash (the "Award"). The Award shall take the form of an investment by the Company of [amount] on behalf of the Participant under, and in accordance with the terms and conditions of, the Federated Hermes Co-Investment Scheme 2023 Rules (the “Co-Investment Scheme”) and the Stock Incentive Plan. Participant acknowledges that the Award will be funded under the Stock Incentive Plan out of cash held in the Hermes Employee Benefit Trust established by a trust deed dated 2 July 2018.

ARTICLE III
Terms of the Award

        3.1    The Award shall be subject to the rules of the Stock Incentive Plan and the Co-Investment Scheme, as modified by the following terms of this Agreement.

        3.2    For the purposes of this Award the definition of “Good Leaver” in the Co-Investment Scheme shall be amended by the deletion of the words “redundancy, or”.

        3.3    Participant acknowledges that Participant has previously entered into (whether as part of Participant’s contract of employment or by separate agreement) or simultaneously herewith is entering into an "Agreement Regarding Confidential Information" with Federated (the "Confidentiality Agreement"). Participant acknowledges that Federated would not enter into this Agreement without the Confidentiality Agreement. In the event that, during the course of Participant's employment with Federated, Participant shall (i) engage in "competition" with Federated as defined but excluding the temporal limitations contained in Section 3.5 of this Agreement or (ii) shall breach any provision of the Confidentiality Agreement, then the unvested portion of the Award shall be forfeited. If Participant chooses to engage in competition with Federated as defined above or chooses to breach the Confidentiality Agreement, Participant will knowingly be forfeiting Participant’s Award granted under this Agreement and will have considered the loss of such a potential benefit in Participant's decision

Exhibit 10.6
to engage in competition with Federated or to breach the Confidentiality Agreement. In the event of a breach of the Confidentiality Agreement, Federated also shall have the rights and remedies provided under that agreement.

        3.4    Participant acknowledges that in the event that Participant engages in competition with Federated as defined and within the temporal limitations contained in Section 3.5 of this Agreement, then Federated shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain such breach or threatened breach thereof by Participant, Participant’s partners, agents, servants, employers, and employees, and any other persons acting for or with Participant. Participant further agrees that any corporate parent, direct or indirect subsidiary, affiliate, or successor of Federated for which Participant performs services may enforce this Agreement without need for any assignment of this Agreement.

        3.5    Participant shall be deemed to have engaged in "competition" with Federated in the event that, during the period of Participant's employment by Federated and thereafter until twelve (12) months after the last date for which compensation (including any pay beyond the last day actively worked, if any) is received by Participant from Federated, Participant, directly or indirectly, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner, joint venturer, consultant or otherwise for any person other than Federated) (i) solicits, contacts, calls upon, communicates with, or attempts to communicate with any Federated Client for the purpose of providing Federated Services to such Federated Client or (ii) sells any Federated Services to any Federated Client. Notwithstanding the foregoing, Participant's ownership of not more than five percent (5%) of the total shares of all classes of stock of any publicly-held corporation or other business organization shall not constitute Participant's competition with the Company or any Subsidiary hereunder. Further, for the avoidance of doubt, nothing in this Agreement or the Confidentiality Agreement prevents reporting (or receiving financial awards from the government resulting from reporting) possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of applicable law or regulation (or similar foreign law), including, without limitation, good faith disclosure on a confidential basis of Confidential Information (as defined in the Confidentiality Agreement) constituting “Trade Secrets” as defined in 18 U.S.C. § 1839 (or similar foreign law), and so long as such disclosures are consistent with 18 U.S.C. § 1833 (or similar foreign law).

        3.6    Participant hereby acknowledges and agrees that:
        (a)    This Agreement and the Confidentiality Agreement are necessary for the protection of the legitimate business interests of Federated;
        (b)    The restrictions contained in this Agreement and the Confidentiality Agreement regarding scope, length of term and types of activities restricted are reasonable;
        (c)    Participant has received adequate and valuable consideration for entering into this Agreement and the Confidentiality Agreement;
        (d)    Participant’s covenants in Sections 3.3 to 3.6 of this Agreement and those in the Confidentiality Agreement shall be construed as independent of any other provisions and the existence of any claim or cause of action Participant may have against Federated, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Federated of these covenants;
        (e)    Neither this Agreement nor the Confidentiality Agreement prevents Participant from earning a livelihood after termination or cessation of employment with Federated; and

Exhibit 10.6
        (f)    Participant has an obligation to notify prospective employers of the covenants in Sections 3.3 to 3.6 of this Agreement and of those in the Confidentiality Agreement.
ARTICLE IV
Withholding Taxes

        4.1    The Company shall have the authority to withhold from any payments due to the Participant under the Award, or to require a Participant to remit to the Company, an amount in cash sufficient to satisfy minimum federal, state and local tax withholding requirements and/or any tax or social security liability associated with the Award.

ARTICLE V
Restrictions on Transfer
        5.1    Participant hereby acknowledges that the Award, and any rights and entitlements under the Award, may not be sold, exchanged, assigned, transferred, pledged, hypothecated, gifted or otherwise disposed of.

ARTICLE VI
Miscellaneous
        6.1    Whenever the word "Participant" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Participant’s Personal Representatives, the word "Participant" shall be deemed to include the Participant’s Personal Representatives.

        6.2    Nothing in this Agreement or the Stock Incentive Plan or the Co-Investment Scheme shall confer upon Participant any right to continue in the employ of Federated or shall affect the right of Federated to terminate the employment of Participant with or without cause. Nothing in this Agreement or the Stock Incentive Plan or the Co-Investment Scheme shall affect the rights and obligations of the Participant under the terms of the Participant’s office or employment with Federated or any Group Company. The Participant waives any and all rights to compensation or damages in consequences of the termination of the Participant’s office or employment for any reason whatsoever (whether or not such termination is wrongful or unfair) insofar as those rights arise or may arise from the Participant ceasing to have rights under the Award as a result of such termination. The grant of the Award does not imply that any further awards will be granted or that the Participant has any right to receive any further awards under the Stock Incentive Plan or the Co-Investment Scheme.

        6.3    The Award received by Participant pursuant to this Agreement shall not be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company unless otherwise provided in such plan.

        6.4    Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by Participant to the Company shall be mailed or delivered to the Secretary of the Company at its office at 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222, and all notices or communications by the Company to Participant may be given to Participant personally or may be mailed to the Participant.

Exhibit 10.6
        6.5    This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.

        6.6    The Award shall be subject to the terms and conditions set forth in the Stock Incentive Plan, and in the event of any conflict between the provisions of this Agreement and those of the Stock Incentive Plan, the Stock Incentive Plan provisions shall govern.

        6.7    This Agreement will be binding upon and inure to the benefit of Participant's heirs and representatives and the assigns and successors of the Company and may be assigned by the Company to any third party, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by Participant.

        6.8    Except as stated hereafter, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Participant has entered into an agreement with Federated that contains provisions pertaining to non-competition or non-solicitation of clients, non-solicitation or non-hiring of employees and/or non-disclosure or non-use of confidential information, including but not limited to the Confidentiality Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement. This Agreement may be amended or terminated at any time by written agreement of the parties hereto. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Agreement to the extent necessary to conform the provisions of this Agreement with Section 409A of the Code and the regulations promulgated thereunder ("Section 409A") or an exception thereto.

        6.9    Whenever possible, each provision in this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, then (a) such provisions will be deemed amended to accomplish the objectives of the provisions as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement will remain in full force and effect.

        6.10    Any dispute or litigation arising out of or relating to this Agreement will be resolved in the courts of Allegheny County, Pennsylvania, United States of America, or the Western District of Pennsylvania and Participant hereby consents to jurisdiction in Pennsylvania.

        6.11    No rule of strict construction will be implied against the Company, or any other person in the interpretation of any of the terms of this Agreement or any rule or procedure established by the Board Committee.

        6.12    Participant irrevocably agrees to the terms of the Schedule to this Agreement (Operation of Malus and Clawback), and agrees and acknowledges that this Agreement constitutes an acceptance notice for the purposes of paragraph 2.9 of the Schedule.

        6.13    Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be required by the Company to implement the provisions and purposes of this Agreement.

        6.14    The Award is intended to be excepted from coverage under Section 409A and shall be interpreted and construed accordingly. The Company may, in its sole discretion and without the Participant's consent, modify or amend the terms of this Award, impose conditions on the timing and effectiveness of the payment of amounts due under the Award, or take any other action it deems necessary or advisable to cause this Award to be excepted from Section 409A (or to comply therewith to the extent that Company determines it is not excepted).

Exhibit 10.6
Notwithstanding the foregoing, Participant recognizes and acknowledges that Section 409A may impose upon the Participant certain taxes or interest charges for which the Participant is and shall remain solely responsible.

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Exhibit 10.6
IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

                        FEDERATED HERMES, INC.

                        By ___________________________

                        Title __________________________

                        PARTICIPANT

                        Print Name:____________________

Exhibit 10.6
SCHEDULE
OPERATION OF MALUS AND CLAWBACK

1.1    This Schedule applies in relation to the Award if (a) either or both of paragraphs 1.2 and/or 1.3 apply, and (b) paragraph 1.4 applies.
1.2    This paragraph 1.2 applies in relation to the Award if the Board Committee, at its discretion, determines that any of the following circumstances exist:
(a)    the Participant has participated in or was responsible for conduct which resulted in significant losses to a Group Company,
(b)    the Participant has failed to meet appropriate standards of fitness and propriety,
(c)    the Company has reasonable evidence of fraud or material dishonesty by the Participant,
(d)    the Company has become aware of any material wrongdoing on the part of the Participant,
(e)    there is reasonable evidence that the Participant committed acts of mis-behaviour or was responsible for a material error,
(f)    the Participant has acted in a manner which in the opinion of the Board Committee has brought or is likely to bring any Group Company into material disrepute or is materially adverse to the interests of any Group Company,
(g)    there is a breach of the Participant’s employment contract that is a potentially fair reason for dismissal,
(h)    the Participant is in breach of a fiduciary duty owed to any Group Company or any client or customer of a Group Company,
(i)    the Participant participates in a ‘lift out’ of a team or group of employees, or whether alone or with others entices or otherwise encourages a team or group of employees to move to another firm,
(j)    a Participant who has ceased to be an Employee was in breach of his or her employment contact or fiduciary duties in a manner that would have prevented the grant, vesting or exercise of the Award had the Company been aware (or fully aware) of that breach, and which the Company was not aware (or fully aware) until after either (1) the Participant’s ceasing to be an employee, or (2) there was a material error in determining whether the Award should be granted or determining the size and nature of the Award,
(k)    a Group Company or the business unit in which the Participant is employed suffers a material downturn in its financial performance, or
(l)    a Group Company or the business unit in which the Participant is employed suffers a material failure of risk management.

Exhibit 10.6
1.3    This paragraph 1.3 applies in relation to the Award if the Board Committee, at its discretion, determines that either of the following circumstances exist:
(a)    a Group Company mis-stated any financial information (whether or not audited) for any part of a financial year that was taken into account in (i) determining whether the Award should be made, or (ii) determining the size and nature of the Award, or
(b)    a Group Company or business unit that employs or employed the Participant, or for which the Participant is responsible, has suffered a material failure of risk management.
1.4    This paragraph 1.4 applies in relation to the Award if the Board Committee, at its discretion, determines that, if the circumstances mentioned in paragraphs 1.2 or 1.3 had existed, and the Board Committee had been fully aware that they existed at the date on which the Award was granted, then either (a) the Board Committee would not have granted the Award, or (b) the Board Committee would have granted the Award in relation to a smaller value.
1.5    The Board Committee may make a determination in relation to the Award under this paragraph 1 at any time before the later of (i) the time the Award vests, (ii) the end of the period of three years following the Board Committee becoming aware of the circumstances mentioned in paragraphs 1.2 or 1.3.
2.1    This paragraph 2 applies to the Award if paragraph 1 applies to the Award.
2.2    If at the date of the determination under paragraph 1.4, amounts due under the Award (or a portion of the amounts due under the Award) have not yet been paid to the Participant, the Board Committee may determine to cancel the Award to the extent that amounts due under the Award had not yet been paid to the Participant, or to reduce amounts payable under the Award by such amount as the Board Committee considers to be fair and reasonable, taking into account all circumstances that the Board Committee considers to be relevant.
2.3    If at the end of the determination under paragraph 1.4, amounts due under the Award (or a portion of the amounts due under the Award) have been paid to the Participant, the Board Committee may determine a Clawback Amount in relation to the Award.
2.4    The Clawback Amount shall be such amount as the Board Committee considers to be fair and reasonable, taking account of all circumstances that the Board Committee considers to be relevant, but shall not be more than the amount paid to the Participant.
2.5    If the Participant has paid or is liable to pay any amount of income tax or social security in relation to the Award which cannot be recovered from or repaid by any relevant authority (whether directly or indirectly), the Board Committee may in its discretion decide to reduce the Clawback Amount to take account of this amount. In deciding whether to reduce the Clawback Amount, the Board Committee shall take account of such factors as it thinks fit, which may include market practice, corporate governance rules and guidelines, and the expectations of shareholders.
2.6    For the avoidance of doubt, the Board Committee is not obliged to determine a Clawback Amount in relation to any particular Award, even if the Board Committee does determine a Clawback Amount in relation to other Awards to the same or other Participants which were granted or which vested on the same date or dates.

Exhibit 10.6
2.7    The Participant shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board Committee, on or as soon as possible after the Board Committee determines a Clawback Amount in relation to the Award. If the Participant fails to reimburse the Company within 30 days after the determination, the Company shall obtain reimbursement from the Participant in any (or a combination of) the following ways:
(a)    by reducing or cancelling any Options that the Participant has not exercised,
(b)    by reducing or cancelling any stock award (other than an Option) where the award shares have not yet been issued or transferred to the Participant,
(c)    by reducing or cancelling any cash bonus payable to the Participant by any Group Company,
(d)    by reducing or cancelling any future or existing award made or granted to the Participant under any other share incentive plan or bonus plan operated by any Group Company,
(e)    by requiring the Participant to transfer any shares acquired by the Participant under any award to the Company or such other person as the Company may direct for no consideration,
(f)    by requiring the Participant to make a cash payment to a Group Company, or
(g)    by reducing the Participant’s salary.
2.8    If the Participant participates in another share incentive plan or bonus plan operated by a Group Company, and that other plan contains a provision that has similar effect to this paragraph 2, the Board Committee may give effect to that provision in any of the following ways:
(a)    by reducing or cancelling any Options that the Participant has not exercised, or
(b)    by reducing or cancelling any stock award (other than an Option) where the award shares have not yet been issued or transferred to the Participant.
2.9    It is a condition of the payment of amounts due under the Award to the Participant that the Participant, if requested to do so by the Board Committee, sign an acceptance notice (which may form part of the Award Agreement in relation to the Award) declaring an irrevocable agreement to the terms of this paragraph 2.